Exhibit 99.1

AppliedMicro Appoints Martin S. McDermut as Chief Financial Officer
SANTA CLARA, Calif., January 11, 2016 -- Applied Micro Circuits Corporation (Nasdaq:AMCC) ("AppliedMicro") today announced the appointment of Martin S. McDermut as Vice President and Chief Financial Officer. Mr. McDermut's employment with AppliedMicro commenced January 8, 2016. Mr. McDermut replaces Karen Rogge who served as interim chief financial officer since August 2015.
Mr. McDermut was most recently senior vice president, finance and chief financial officer of Vitesse Semiconductor Corporation from August 2011 until April 2015, when the company was acquired by Microsemi Corporation.
“Marty is a seasoned executive with over 30 years of financial leadership experience, a wealth of strategic and operational expertise, and deep knowledge of the semiconductor industry. We are thrilled to have him join our executive team,” said Dr. Paramesh Gopi, AppliedMicro's President & CEO.
“I am excited to join AppliedMicro at this important time in the company’s transformation,” said Mr. McDermut. “AppliedMicro is the clear leader in the ARM® server and high-speed connectivity markets and we are highly focused on maximizing value for our shareholders.”
Mr. McDermut is a Certified Public Accountant. He holds a B.A. in Economics from the University of Southern California and an M.B.A. in Finance and Accounting from the University of Chicago. He was previously chief financial officer of Vitesse Semiconductor Corporation. He has also served as chief financial officer for publicly traded companies including Iris International Inc. and Superconductor Technologies Inc. He was a partner at the public accounting firm of Coopers & Lybrand (now known as PricewaterhouseCoopers LLP), where he was the practice leader of the firm’s Los Angeles Entrepreneurial Advisory Services group.
“I would also like to extend my gratitude to interim CFO Karen Rogge, who stepped in to successfully manage Applied Micro’s finances as we conducted our search for a permanent CFO,” said Dr. Gopi. “We appreciate Karen’s contributions and wish her well in her future endeavors.”
About AppliedMicro
Applied Micro Circuits Corporation is a global leader in silicon solutions for next-generation cloud infrastructure and data centers, as well as connectivity products for edge, metro and long-haul communications equipment. Corporate headquarters are located in Santa Clara, California. www.apm.com.
© Copyright 2016, Applied Micro Circuits Corporation.  AppliedMicro, X-Gene, X-Weave, Server on a Chip, Cloud Processor, Cloud Server, and HeliX are trademarks or registered trademarks of Applied Micro Circuits Corporation. All other product or service names are the property of their respective owners.

CONTACT:
Applied Micro Circuits Corporation
Investor Relations
Phone: (408) 542-8353
E-mail: ir@apm.com